AMENDED AND RESTATED SUB-ADVISORY AGREEMENT

THIS AGREEMENT dated as of the 23rd day of January, 2014, by and between OFI Global Asset Management, Inc. ("OFI Global"), a United States registered investment advisor, and OppenheimerFunds, Inc. ("Oppenheimer"), a United States registered investment advisor and a registered commodity trading advisor (the "Sub-Advisor") with respect to Oppenheimer Global Multi Strategies Fund (Cayman) Ltd. ("the Fund"), an exempt company organized under the laws of the Cayman Islands.

WHEREAS, the Directors of the Fund have appointed OFI Global as the investment advisor for the Fund, pursuant to the terms of an Amended and Restated Investment Advisory Agreement dated January 23, 2014 (the "Advisory Agreement");

WHEREAS, OFI Global desire to appoint the Sub-Advisor as sub-advisor for the Fund and the Sub-Advisor is willing to act in such capacity upon the terms herein set forth;

WHEREAS, OFI Global and the Sub-Advisor desire to amend the Sub-Advisory Agreement between the parties, dated January 2, 2013 (the “Original Sub-Advisory Agreement”), to correctly document the agreed-upon sub-advisory fee paid to the Sub-Advisor and so as to reflect the intentions of the parties that such agreement should have effect from January 1, 2013;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto, intending to be legally bound, hereby agree to amend and restate the Original Sub-Advisory Agreement as follows:

1.	General Provision.

OFI Global hereby appoints the Sub-Advisor and the Sub-Advisor hereby undertakes to act as the investment sub-advisor of the Fund to provide investment advice and to perform for the Fund such other duties and functions as are hereinafter set forth. The Sub-Advisor shall, in all matters, give to the Fund and the Fund's board of directors (the “Board of Directors”), directly or through OFI Global, the benefit of the Sub-Advisor's best judgment, effort, advice and recommendations and shall, at all times conform to, and use its best efforts to enable the Fund to conform to (i) the provisions of Cayman Islands law and the Investment Company Act of 1940 (“Investment Company Act”) and any rules or regulations thereunder to the extent not prohibited by Cayman Islands law; (ii) the provisions of the Memorandum of Association and Articles of Association of the Fund as amended from time to time; (iii) policies and determinations of the Board of Directors of the Fund; (iv) the fundamental policies and investment restrictions of the Fund as communicated in writing to the Sub-Advisor from time to time. The appropriate officers and employees of the Sub-Advisor shall be available upon reasonable notice for consultation with OFI Global or any of the Directors and officers of the Fund with respect to any matters dealing with the business and affairs of the Fund including the valuation of portfolio securities of the Fund which are either not registered for public sale or not traded on any securities market. The Sub-Advisor shall provide these services pursuant to the policies and procedures applicable to the investment management of the U.S. registered investment company that is the sole shareholder of the Fund (the “Controlling Fund”) to the extent such policies and procedures are in the judgment of OFI Global relevant to the Fund and are permitted by Cayman Islands law. Capitalized terms used herein without definition shall, as the context requires, have the meaning ascribed to them in the Advisory Agreement.

2.	Authority of the Sub-Advisor.

In connection with its obligations hereunder, the Sub-Advisor will have the authority for and in the name of the Fund, subject to the overall direction and control of the Fund's Board of Directors, to:

(a)   invest and reinvest the Fund's assets, on margin or otherwise, in securities and other financial instruments of United States and foreign entities, including, without limitation, capital stock; shares of beneficial interest; partnership interests and similar financial instruments; bonds, notes and debentures (whether subordinated, convertible or otherwise); currencies; commodities; interest rate, currency, commodity, equity and other derivative products, including, without limitation, (i) futures contracts (and options thereon) relating to stock indices, currencies, United States Government securities and securities of foreign governments, other financial instruments and all other commodities, (ii) swaps, options, warrants, caps, collars, floors and forward rate agreements, (iii) spot and forward currency transactions and (iv) agreements relating to or securing such transactions; equipment lease certificates; equipment trust certificates; loans; accounts and notes receivable and payable held by trade or other creditors; trade acceptances; contract and other claims; executory contracts; participations; mutual funds, exchange traded funds and similar financial instruments; money market funds; obligations of the United States or any state thereof, foreign governments and instrumentalities of any of them; commercial paper; certificates of deposit; bankers' acceptances; choses in action; trust receipts; and any other obligations and instruments or evidences of indebtedness of whatever kind or nature; in each case, of any person, corporation, government or other entity whatsoever, whether or not publicly traded or readily marketable (all such items being called herein a "Security" or "Securities"), and to sell Securities short and cover such sales;

(b)  provide research and analysis and direct the formulation of investment policies and strategies for the Fund;

(c)   acquire a long position or a short position with respect to any Security and to make purchases or sales increasing, decreasing or liquidating such position or changing from a long position to a short position or from a short position to a long position, without any limitation as to the frequency of the fluctuation in such positions or as to the frequency of the changes in the nature of such positions;

(d)  purchase Securities and hold them for investment;

(e)   enter into contracts for or in connection with investments in Securities;

(f)   invest in other pooled investment vehicles for any purpose, which investments shall be subject in each case to the terms and conditions of the respective governing document for such vehicle;

(g)  possess, transfer, mortgage, pledge or otherwise deal in, and exercise all rights, powers, privileges and other incidents of ownership or possession with respect to, Securities and other property and funds held or owned by the Fund;

(h)  lend, either with or without security, any Securities, funds or other properties of the Fund, including by entering into reverse repurchase agreements, and, from time to time, without limit as to the amount, borrow or raise funds, including by entering into repurchase agreements, and secure the payment of obligations of the Fund by mortgage upon, or pledge or hypothecation of, all or any part of the property of the Fund;

(i)    open, maintain and close accounts, including futures, margin and custodial accounts, with brokers, including brokers affiliated with the Sub-Advisor, which power shall include the authority to issue all instructions and authorisations to brokers regarding the Securities and/or money therein; to pay, or authorise the payment and reimbursement of, commissions that may be in excess of the lowest rates available that are paid to brokers who execute transactions for the account of the Fund and who supply, or pay for (or rebate a portion of the Fund's brokerage commissions to the Fund for payment of) the cost of, brokerage, research or execution services utilised by the Fund, OFI Global and its affiliates, members, partners, officers and employees (collectively, excluding the Sub-Advisor, "Affiliates"); provided that the Fund does not pay a rate of commissions in excess of what is competitively available from comparable brokerage firms for comparable services, taking into account various factors, including commission rates, reliability, financial responsibility, strength of the broker and ability of the broker to efficiently execute transactions, the broker's facilities, and the broker's provision or payment of the costs of research and other services or property that are of benefit to the Fund, OFI Global and Affiliates;

(j)    open, maintain and close accounts, including custodial accounts, with banks, including banks located outside the United States, and draw checks or other orders for the payment of monies as authorised by the Board of Directors;

(k)  combine purchase or sale orders on behalf of the Fund with orders for other accounts to whom the Sub-Advisor or any of its affiliates provide investment services ("Other Accounts") and allocate the Securities or other assets so purchased or sold, on an average-price basis or by any other method of fair allocation, among such accounts;

(l)    enter into arrangements with brokers to open "average price" accounts wherein orders placed during a trading day are placed on behalf of the Fund and Other Accounts and are allocated among such accounts using an average price;

(m) organise one or more corporations or other entities formed to hold record title, as nominee for the Fund (whether alone or together with the Other Accounts), to Securities or funds of the Fund as authorized by the Board of Directors;

(n)  cause the Fund to engage in agency, agency cross and principal transactions with affiliates to the extent permitted by applicable securities laws;

(o)  supply the administrator of, or other service providers to, the Fund with such information and instructions as may be necessary to enable such person or persons to perform their duties in accordance with the applicable agreements;

(p)  engage personnel, whether part-time or full-time, and sub-advisors, attorneys, independent accountants, or such other persons as the Sub-Advisor may deem necessary or advisable;

(q)  authorise any employee or other agent of the Sub-Advisor or any employee or other agent of the Fund to act for and on behalf of the Fund in all matters incidental to the foregoing; and

(r)   do any and all acts on behalf of the Fund as it may deem necessary or advisable in connection with the maintenance and administration of the Fund, and exercise all rights of the Fund, with respect to its interest in any person, including, without limitation, the voting of Securities (including voting of proxies), participation in arrangements with creditors, the institution and settlement or compromise of suits and administrative proceedings and other like or similar matters.

3.	Liability.

The Sub-Adviser will be liable to the Fund and, without duplication, to the Controlling Fund, as third party beneficiaries hereof, for the losses to the Fund or the Controlling Fund which are the direct result of the Sub-Adviser’s bad faith, gross negligence, wilful default or breach of the express terms of this Agreement. Except as set forth in the foregoing sentence, neither the Sub-Advisor nor its officers, employees or agents shall be liable hereunder for any act or omission or for any error of judgment in managing the Fund. The Sub-Advisor shall not be responsible for any special, indirect or consequential damages, or any loss incurred by reasons of any act or omission of the Fund or any broker, dealer or custodian used hereunder or any authorised representative of the foregoing. Notwithstanding the foregoing, nothing herein shall in any way constitute a waiver or limitation of any rights which the Fund may have under the federal securities or other applicable law.

4.	Duties of OFI Global.

OFI Global shall provide the Sub-Advisor with the following information about the Fund:

(a)	cash flow estimates on request;
(b)	notice of the Fund's "investable funds" by 11:00 a.m. each business day;
(c)	as they are modified, from time to time, current versions of the documents and policies referred to in subparagraphs (ii), (iii) and (iv) of paragraph 1, above.

5.	Compensation of the Sub-Advisor.

OFI Global agrees to pay the Sub-Advisor and the Sub-Advisor agrees to accept as full compensation for the performance of all functions and duties on its part to be performed pursuant to the provisions hereof, a sub-advisory fee calculated in the same manner as the investment management fee paid by the Fund to OFI Global under the Advisory Agreement, which sub-advisory fee shall not exceed 90% of the investment management fee paid by the Fund to OFI Global, and which shall be calculated after any investment management fee waivers voluntarily agreed to by both the Adviser and the Sub-Advisor.

6.	Portfolio Transactions and Brokerage.

(a)	The Sub-Advisor is authorised, in arranging the purchase and sale of the Fund's portfolio investments, to employ or deal with such members of securities or commodities exchanges, brokers or dealers or futures commission merchants (hereinafter "broker-dealers"), including "affiliated" broker-dealers, as that term is defined in the Investment Company Act, as may, in its best judgment, implement the policy of the Fund to obtain the "best execution" (prompt and reliable execution at the most favorable security price obtainable) of the Fund's portfolio transactions.

(b)	The Sub-Advisor may effect the purchase and sale of securities (which are otherwise publicly traded) in private transactions on such terms and conditions as are customary in such transactions, may use a broker in such to effect said transactions, and may enter into a contract in which the broker acts either as principal or as agent.

(c)	The Sub-Advisor shall select broker-dealers to effect the Fund's portfolio transactions on the basis of its estimate of their ability to obtain best execution of particular and related portfolio transactions. The abilities of a broker-dealer to obtain best execution of particular portfolio transaction(s) will be judged by the Sub-Advisor on the basis of all relevant factors and considerations including, insofar as feasible, the execution capabilities required by the transaction or transactions; the ability and willingness of the broker-dealer to facilitate the Fund's portfolio transactions by participating therein for its own account; the importance to the Fund of speed, efficiency or confidentiality; the broker-dealer's apparent familiarity with sources from or to whom particular securities might be purchased or sold; as well as any other matters relevant to the selection of a broker-dealer for particular and related transactions of the Fund.

(d)	The Sub-Advisor shall have discretion, in the interests of the Fund, to allocate brokerage on the Fund's portfolio transactions to broker-dealers, other than affiliated broker-dealers, qualified to obtain best execution of such transactions who provide brokerage and/or research services (as such services are defined in Section 28(e)(3) of the U.S. Securities Exchange Act of 1934) for the Fund and/or other accounts for which the Sub-Advisor exercises "investment discretion" (as that term is defined in Section 3(a)(35) of the U.S. Securities Exchange Act of 1934) and to cause the Fund to pay such broker-dealers a commission for effecting a portfolio transaction for the Fund that is in excess of the amount of commission another broker-dealer adequately qualified to effect such transaction would have charged for effecting that transaction, if the Sub-Advisor determines, in good faith, that such commission is reasonable in relation to the value of the brokerage and/or research services provided by such broker-dealer, viewed in terms of either that particular transaction or the overall responsibilities of the Sub-Advisor with respect to the accounts as to which it exercises investment discretion. In reaching such determination, the Sub-Advisor will not be required to place or attempt to place a specific dollar value on the brokerage and/or research services provided or being provided by such broker-dealer. In demonstrating that such determinations were made in good faith, the Sub-Advisor shall be prepared to show that all commissions were allocated for purposes contemplated by this Agreement and that the total commissions paid by the Fund over a representative period selected by the Directors were reasonable in relation to the benefits to the Fund.

(e)	The Sub-Advisor shall have no duty or obligation to seek advance competitive bidding for the most favorable commission rate applicable to any particular portfolio transactions or to select any broker-dealer on the basis of its purported or "posted" commission rate but will, to the best of its ability, endeavor to be aware of the current level of the charges of eligible broker-dealers and to minimise the expense incurred by the Fund for effecting its portfolio transactions to the extent consistent with the interests and policies of the Fund as established by the determinations of the Board of Directors and the provisions of this paragraph 6.

7.	Effective Date and Duration.

The provisions of this Agreement shall be effective as of January 1, 2013. Unless earlier terminated pursuant to paragraph 8 hereof, this Agreement shall remain in effect so long as OFI Global remains the investment advisor for the Fund and for the Controlling Fund.

8.	Termination.

This Agreement shall terminate automatically in the event of its assignment, in the event the Fund terminates the Advisory Agreement or in the event that the Investment Advisory Agreement between OFI Global and the Controlling Fund is terminated. This Agreement may also be terminated: (i) for cause or with the consent of the parties, the Fund and the Controlling Fund; (ii) by OFI Global or the Sub-Advisor at any time without penalty upon sixty days' written notice to the other party, the Fund and the Controlling Fund; or (iii) by the Fund or the Controlling Fund at any time without penalty upon sixty days' written notice to OFI Global and the Sub-Advisor provided that such termination by the Fund or the Controlling Fund, as the case may be, shall be directed or approved by the vote of a majority of all of the directors of the Fund or the Controlling Fund, as the case may be, then in office or by the vote of the holders of a "majority" of the outstanding voting securities (as defined in the U.S. Investment Company Act) of the Fund or the Controlling Fund, as the case may be.

9.	Notice.

Any notice under this Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, to the other party, with a copy to the Fund, at the addresses below or such other address as such other party may designate for the receipt of such notice.

If to OFI Global:

OFI Global Asset Management, Inc.

2 World Financial Center, 11th Floor

New York, New York 10281

Attention: Arthur S. Gabinet, General Counsel

If to the Sub-Advisor:

OppenheimerFunds, Inc.

2 World Financial Center, 11th Floor

New York, New York 10281

Attention: Arthur S. Gabinet, General Counsel

If to the Fund:

Oppenheimer Global Multi Strategies Fund (Cayman) Ltd.

c/o Maples Corporate Services Limited

P.O. Box 309, Ugland House

Grand Cayman, KY1-1104

Cayman Islands

If to any party, copy to:

Oppenheimer Global Multi Strategies Fund

6803 South Tucson Way

Centennial, Colorado 80112

Attention: Arthur S. Gabinet, General Counsel

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE CLIENTS, ANY BROCHURE OR ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR ANY BROCHURE OR ACCOUNT DOCUMENT.

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IN WITNESS WHEREOF, OFI Global and the Sub-Advisor have caused this Agreement to be executed on the day and year first above written.

OFI GLOBAL ASSET MANAGEMENT, INC.

By: /s/ Brian W. Wixted

       Name: Brian W. Wixted

       Title: Senior Vice President

OPPENHEIMERFUNDS, INC.

By: /s/ Andrew Mika

Name: Andrew Mika

Title: Senior Vice President